Exhibit 99.1

Overseas Shipholding Group

Declares Dividend and Increases Share Repurchase Program

Tampa, FL – December 6, 2023 - Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) announced today that its Board of Directors has declared a cash dividend of $0.06 per share on its Class A Common Stock. The dividend – the first dividend declared by OSG since the spinoff of its international division in 2016 – will be paid on January 4, 2024 to stockholders of record at the close of business on December 21, 2023.

In addition, OSG announced that its Board authorized the repurchase of an additional $25 million of common stock under its existing stock repurchase program. The incremental stock repurchase authorization will add to the $75.7 million of stock repurchases and warrant retirements made since June of 2022.

Commenting on these actions, Sam Norton, OSG’s President and CEO said, “The Board of Directors, as the representative of OSG’s shareholders, considers decisions on capital allocation to be among the most important, involving a balance between investing in the future, managing the level of our fixed payment obligations, and benefitting our shareholders. In this context, the Board continuously evaluates opportunities for the use of our available cash. We are pleased that we have been able to produce cashflows in excess of scheduled debt service and planned capital expenditures, providing us with the ability to return cash to our stockholders by a dividend and through the repurchase of shares, while remaining able to take advantage of future business and debt reduction opportunities.” Mr. Norton added, “Decisions as to future dividends will be made by our Board of Directors based upon financial and other considerations and possible alternative uses for our excess cash. However, the Board expects the consideration of the payment of regular quarterly dividends to be on its agenda in the future.”

Under the share repurchase program, the Company may repurchase shares from time to time in open market transactions (including the use of trading plans under SEC Rule 10b5-1) or in privately negotiated transactions. The timing and amounts of any purchases will be based on market conditions and other factors, such as price, in accordance with applicable laws. The program has no time limit, may be suspended, modified or discontinued at any time, and does not obligate OSG to purchase any particular amount of its common stock. The Company intends to fund the share repurchase program with excess cash.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded company providing liquid bulk transportation services in the U.S. Flag markets. OSG’s U.S. Flag fleet consists of Suezmax crude oil tankers doing business in Alaska, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program.

Headquartered in Tampa, Florida, OSG is committed to setting high standards of excellence for its quality, safety, and environmental programs and is recognized as one of the world’s most customer-focused marine transportation companies. More information is available at www.osg.com.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

Source: Overseas Shipholding Group, Inc.